Exhibit 99.1

Piedmont Office Realty Trust Reports Third Quarter Results and Announces

Stock Repurchase Program

ATLANTA, November 3, 2011 — Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended September 30, 2011 and the authorization of a stock repurchase program of up to $300 million of the Company’s Common Stock.

Highlights for the Three Months Ended September 30, 2011:

•	Achieved Funds From Operations (“FFO”) of $0.40 per diluted share;

•

Completed over 900,000 square feet of leasing at the Company’s 79 consolidated office properties, including 566,000 square feet of renewal leases and 342,000 square feet of new leases bringing the Company’s year to date annual leasing to approximately 3 million square feet;

•	Acquired a 440,000 square foot, Class-A office complex, located at 225 and 235 Presidential Way in the Boston submarket of Woburn, MA;

•	Disposed of three non-core assets resulting in gains of approximately $26.8 million;

•	Announced the pending sale of our ownership interest in the 35 W. Wacker building in downtown Chicago.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “On the leasing front, we remain encouraged by the volume of leasing that Piedmont has completed in the first nine months of the year, which is very close to surpassing our previous record of 3.1 million square feet of leasing in any annual period. From a transactional perspective, we continue to advance our strategy of narrowing our property location footprint. We believe the combination of our existing portfolio of high-quality, well-located, well-leased buildings, together with our recent value-add acquisitions, makes us well-positioned to drive both earnings growth and enterprise appreciation over time. Also, the continued volatility in today’s equity markets combined with a low cap rate environment currently makes an investment in our own real estate a financially appealing proposition. Because of this we are announcing a stock buy-back program that we believe will be accretive to our stockholders over time.”

Results for the Third Quarter ended September 30, 2011:

Piedmont’s net income available to common stockholders for the third quarter of 2011, which includes approximately $0.16 per diluted share of gains on sales of three assets, was $51.0 million, or $0.29 per diluted share, as compared with $40.6 million, or $0.23 per diluted share, for the third quarter 2010. FFO totaled $68.9 million, or $0.40 per diluted share, for the current quarter as compared with $77.9 million, or $0.45 per diluted share, for the quarter ended

September 30, 2010. Excluding $0.3 million of transaction costs associated with the Company’s acquisition in the quarter, Core FFO totaled $69.2 million, or $0.40 per diluted share, for the current quarter, as compared to $78.2 million, or $0.45 per diluted share, for the quarter ended September 30, 2010. Total operating revenues for the quarter ended September 30, 2011 totaled $134.4 million, materially consistent with the same period a year ago; however, revenues for the quarter ended September 30, 2010 included approximately $4.2 million of lease termination revenue which did not recur in the current quarter. This reduction in lease termination revenue was offset by increased rental revenues and reimbursements from properties acquired during the last twelve months.

Property operating expenses were $51.1 million in the third quarter of 2011 compared to $44.4 million in the third quarter of 2010, reflecting added operating costs from the acquisition of eight additional properties since October 1, 2010, including several newly constructed, lower-occupancy properties. Same store net operating income (on a cash basis) for the quarter was $81.5 million compared to $88.1 million for the quarter ended September 30, 2010 reflecting the one-time benefit of reduced property tax assessments in the prior year results, the effects of current year rent roll downs, and a 1% decline in occupancy.

Adjusted FFO (“AFFO”) for the third quarter of 2011 totaled $50.0 million, or $0.29 per diluted share, as compared to $66.8 million, or $0.39 per diluted share, in the third quarter of 2010, reflecting increased capital expenditures associated with recent leasing activity.

Leasing Update

During the third quarter of 2011, the Company executed approximately 907,000 square feet of office leasing throughout its markets bringing Piedmont’s year to date total square footage leased to approximately 3 million. Of the leases signed during the quarter, 566,000 square feet, or 62%, was renewal-related and 342,000 square feet, or 38%, was with new tenants. Year to date leasing activity will increase rental rates by 4.2% on an accrual basis and will decrease rental rates by 0.6% on a cash basis upon commencement. The Company’s overall office portfolio was 86.4% leased as of September 30, 2011, with a weighted average lease term remaining of 6.6 years. The Company’s overall leased percentage decreased 2.6% from September 30, 2010, primarily as the result of several value-add acquisitions over the past twelve months. The stabilized portfolio was 88.8% leased as of September 30, 2011 as compared to 89.7% leased as of September 30, 2010. The Company continues to actively manage its upcoming lease expirations and a detail outlining Piedmont’s current leasing activity can be found in the Company’s quarterly supplemental information package.

Capital Markets and Financing Activities

As previously announced, during the third quarter Piedmont purchased a 440,130 square foot, Class-A office complex, located at 225 and 235 Presidential Way in the Boston submarket of Woburn, MA. The complex is comprised of two, five-story buildings and two, three-story parking structures, constructed in 2000 and 2001. Together, the buildings are 100% leased to investment grade-rated Raytheon Company (NYSE:RTN) through 2019. Subsequent to quarter end, the Company also entered into a contract to purchase 400 TownPark, a 175,674 square foot, five-story office building in Lake Mary, FL for $23.9 million.

As part of the process of recycling capital out of non-core assets, Piedmont completed the sale of another joint venture property, 47300 Kato Road in Fremont, CA, as well as wholly-owned properties Eastpointe Corporate Center in suburban Seattle, WA, and 5000 Corporate Court in Holtsville, NY, during the quarter ended September 30, 2011. The Company continues to work with the buyer of its 96.5% ownership interest in 35 West Wacker Drive, an office building located in Chicago, IL and management anticipates the closing of the sale to occur by year end, pending final lender approval of the buyer’s assumption of the related debt.

Piedmont’s gross assets amounted to $5.6 billion as of September 30, 2011. Total debt, including notes payable held for sale, was approximately $1.7 billion as of September 30, 2011, materially consistent with June 30, 2011. The Company’s total debt-to-gross assets ratio was 29.9% as of September 30, 2011 as compared with 26.6% as of December 31, 2010, reflecting the assumption of $185.0 million of debt in conjunction with the acquisition of the 500 W. Monroe building during the first quarter of 2011. Net debt to annualized core EBITDA ratio was 4.6 times and the Company`s fixed charge coverage ratio was 4.9 times. As of September 30, 2011, Piedmont had cash and capacity on its unsecured line of credit of approximately $163 million.

Subsequent to Quarter End

Dividend

On November 2, 2011, the Board of Directors of Piedmont declared dividends for the fourth quarter of 2011 in the amount of $0.315 per common share outstanding to stockholders of record as of the close of business on December 1, 2011. Such dividends are to be paid on December 22, 2011.

Stock Repurchase Program

On November 2, 2011, the Board of Directors of Piedmont authorized the repurchase of up to $300 million of the Company’s Common Stock over the next two years. The Company may repurchase the shares from time to time, in accordance with applicable securities laws, in the open market or in privately negotiated transactions. Repurchases will depend upon market conditions and other factors, and repurchases may be commenced or suspended from time to time in the Company’s discretion, without prior notice.

Guidance for 2011

Based on management’s expectations, the Company has adjusted financial guidance to the upper end of previously published estimates for full-year 2011 as follows:

	Low		High

Core FFO	$264	—	$269	Million

Core FFO per diluted share	$1.53	—	$1.56

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Friday, November 4, 2011 at 10:00 A.M. Eastern Time. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-407-3982 for participants in the United States and 1-201-493-6780 for international participants. The conference identification number is 380070. A replay of the conference call will be available until November 18, 2011, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by pass code 380070. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review third quarter 2011 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended September 30, 2011 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston. As of September 30, 2011, Piedmont’s 79 wholly-owned office buildings were comprised of approximately 22 million rentable square feet and were 86.4% leased. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring over $5.9 billion in properties since 1998. For more information, see http://www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company’s leasing and transaction momentum and prospects; the ability of the Company’s portfolio to drive both earnings growth and asset appreciation over time; the results of and accretiveness of the Company’s stock repurchase program; the Company’s ability to consummate pending acquisitions and dispositions and the Company’s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2011.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:

The Bank of New York Mellon

866-354-3485

Investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets:
Real estate assets, at cost:
Land	$637,656	$592,080
Buildings and improvements	3,721,349	3,486,966
Buildings and improvements, accumulated depreciation	(766,163)	(707,314)
Intangible lease asset	206,621	193,420
Intangible lease asset, accumulated amortization	(118,574)	(125,193)
Construction in progress	16,853	8,591
Real estate assets held for sale	293,375	286,269
Real estate assets held for sale, accumulated depreciation and amortization	(64,479)	(57,991)

Total real estate assets	3,926,638	3,676,828
Investment in unconsolidated joint ventures	38,391	42,018
Cash and cash equivalents	16,128	56,718
Tenant receivables, net of allowance for doubtful accounts	32,066	28,849
Straight line rent receivable	99,028	94,420
Notes receivable	-	61,144
Due from unconsolidated joint ventures	643	1,158
Restricted cash and escrows	36,300	814
Prepaid expenses and other assets	13,978	11,249
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	4,739	5,240
Deferred lease costs, less accumulated amortization	217,757	165,001
Other assets held for sale	35,563	27,546
Restricted cash and escrows held for sale	11,447	11,661
Straight line rent receivable held for sale	343	10,737

Total assets	$4,613,118	$4,373,480

Liabilities:
Line of credit and notes payable	$1,544,525	$1,282,525
Accounts payable, accrued expenses, and accrued capital expenditures	143,106	112,648
Deferred income	32,514	35,203
Intangible lease liabilities, less accumulated amortization	51,599	42,005
Interest rate swap	-	691
Notes payable held for sale	120,000	120,000
Other liabilities held for sale	4,451	6,954

Total liabilities	1,896,195	1,600,026

Stockholders’ equity :
Common stock	1,728	1,727
Additional paid in capital	3,663,155	3,661,308
Cumulative distributions in excess of earnings	(952,370)	(895,122)
Other comprehensive loss	-	(691)

Piedmont stockholders’ equity	2,712,513	2,767,222
Non-controlling interest	1,613	1,609
Non-controlling interest held for sale	2,797	4,623

Total stockholders’ equity	2,716,923	2,773,454

Total liabilities, redeemable common stock and stockholders’ equity	$4,613,118	$4,373,480

Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	$1,600,650	$1,333,332
Total Gross Assets (1)	$5,562,334	$5,263,978
Number of shares of common stock outstanding at end of period	172,827	172,658

(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Revenues:
Rental income	$105,878	$102,097	$311,760	$306,238
Tenant reimbursements	28,459	26,983	86,368	84,100
Property management fee revenue	110	806	1,303	2,265
Other rental income	(33)	4,230	4,718	5,205

Total revenues	134,414	134,116	404,149	397,808

Operating expenses:
Property operating costs	51,062	44,417	153,258	143,416
Depreciation	26,375	24,317	77,748	72,264
Amortization	14,907	9,302	39,411	28,215
General and administrative	4,673	6,595	18,631	20,790

Total operating expenses	97,017	84,631	289,048	264,685

Real estate operating income	37,397	49,485	115,101	133,123

Other income (expense):
Interest expense	(16,236)	(15,777)	(49,638)	(50,687)
Interest and other income	(91)	993	3,130	2,996
Equity in income of unconsolidated joint ventures	485	619	1,032	2,003
Gain (loss) on consolidation of a variable interest entity	-	-	1,532	-

Total other income (expense)	(15,842)	(14,165)	(43,944)	(45,688)

Income from continuing operations	21,555	35,320	71,157	87,435

Discontinued operations:

Operating income	2,719	5,268	8,119	13,843
Impairment loss	-	-	-	(9,587)
Gain on sale of real estate assets	26,756	-	26,756	-

Income from discontinued operations	29,475	5,268	34,875	4,256

Net income	51,030	40,588	106,032	91,691

Less: Net income attributable to noncontrolling interest	(4)	(4)	(12)	(12)

Net income attributable to Piedmont	$51,026	$40,584	$106,020	$91,679

Weighted average common shares outstanding - diluted	173,045	172,885	172,996	170,257

Per Share Information - diluted:
Income from continuing operations	$0.12	$0.20	$0.41	$0.51

Income from discontinued operations	$0.17	$0.03	$0.20	$0.03

Net income available to common stockholders	$0.29	$0.23	$0.61	$0.54

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Net income attributable to Piedmont	$51,026	$40,584	$106,020	$91,679

Depreciation (1) (2)	28,102	26,163	83,135	78,285
Amortization (1)	16,616	11,119	44,601	33,712
(Gain) loss on sale of properties (1)	(26,826)	-	(26,872)	-
(Gain) loss on consolidation of variable interest entity	-	-	(1,532)	-

Funds from operations	68,918	77,866	205,352	203,676
Acquisition costs	285	310	975	358

Impairment loss on real estate assets (1)	-	53	-	9,640

Core funds from operations	69,203	78,229	206,327	213,674

Depreciation of non real estate assets	84	176	422	533
Stock-based and other non-cash compensation expense	1,111	1,095	2,975	2,458
Deferred financing cost amortization	879	607	2,546	2,000
Amortization of fair market adjustments on notes payable	471	-	1,413	-
Straight-line effects of lease revenue (1)	(4,129)	(2,921)	(4,488)	(2,632)
Amortization of lease-related intangibles (1)	(1,817)	(1,510)	(4,850)	(4,461)
Income from amortization of discount on purchase of mezzanine loans	-	(569)	(484)	(1,932)
Acquisition costs	(285)	(310)	(975)	(358)
Non-incremental capital expenditures (3)	(15,538)	(8,023)	(46,018)	(22,722)

Adjusted funds from operations	$49,979	$66,774	$156,868	$186,560

Weighted average common shares outstanding-diluted	173,045	172,885	172,996	170,257

Funds from operations per share (diluted)	$0.40	$0.45	$1.19	$1.20
Core funds from operations per share (diluted)	$0.40	$0.45	$1.19	$1.26
Adjusted funds from operations per share (diluted)	$0.29	$0.39	$0.91	$1.10
(1)	Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Net income attributable to Piedmont	$51,026	$40,584	$106,020	$91,679

Net income attributable to non-controlling interest	135	158	378	409
Interest Expense	17,804	17,359	54,291	55,383
Depreciation(1)	28,186	26,339	83,557	78,818
Amortization(1)	16,616	11,119	44,601	33,712
Impairment loss (1)	-	53	-	9,640
(Gain) loss on sale of properties (1)	(26,826)	-	(26,872)	-
(Gain) loss on consolidation of variable interest entity	-	-	(1,532)	-

Core EBITDA*	86,941	95,612	260,443	269,641

General & administrative expenses(1)	4,747	6,806	18,843	21,129
Management fee revenue	(110)	(806)	(1,303)	(2,265)
Interest and other income	74	(993)	(3,132)	(2,998)
Lease termination income	33	(4,230)	(4,718)	(5,205)
Lease termination expense - straight line rent & acquisition intangibles write-offs	260	131	739	876
Straight line rent adjustment(1)	(4,296)	(3,053)	(4,963)	(3,508)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,911)	(1,510)	(5,115)	(4,461)

Core net operating income (cash basis)*	85,738	91,957	260,794	273,209

Acquisitions	(3,400)	2	(6,443)	2
Dispositions	245	(2,554)	(328)	(8,028)
Industrial properties	(254)	(90)	(733)	(436)
Unconsolidated joint ventures	(818)	(1,217)	(2,173)	(3,670)

Same Store NOI*	$81,511	$88,098	$251,118	$261,077

Change period over period in same store NOI	-7.5%		-3.8%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.9		4.8
Annualized Core EBITDA (Core EBITDA x 4)	$347,764		$347,257

(1)	Includes amounts attributable to wholly-owned properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.